SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2008

MICRONETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-17966	22-2063614
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Hampshire Drive

Hudson, NH 03051

(Address of principal executive offices, including zip code)

(603) 883-2900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2008, the Board of Directors of Micronetics, Inc. named Kevin P. Beals as Micronetics’ President and Carl L. Lueders as Micronetics’ Chief Financial Officer.

Mr. Beals, 46, has been Vice President of Business Development of Micronetics since October 2006. From 1991 until October 2006, Mr. Beals held various positions, including District Sales Manager, with M/A-COM, a unit of Tyco Electronics Corporation and a manufacturer of RF, microwave and millimeter wave semiconductors, components and technologies. During his 15 years at M/A-COM, Mr. Beals managed several strategic accounts with large, multinational, defense electronics companies, and secured major programs such as Collision Avoidance Radar, WolfPack, F-22, JSF, JTRS and RFID. Mr. Beals holds a Bachelor of Science Degree in Electrical Engineering from the University of Massachusetts where he graduated with distinction.

Micronetics is considering entering into a lease with SBJ Development, LLC (the “Landlord”) for a new headquarters for its subsidiary Stealth Microwave, Inc. Mr. Beals is a member of the Landlord and owns sixteen percent (16%) of the outstanding units of membership interest of the Landlord. The lease, as currently proposed, has an initial term of five years and contains three options to extend the lease each for a term of five years. The proposed rent for the initial term of the lease is $216,000 per year.

Mr. Lueders, 57, spent 22 years at Polaroid Corporation, a $2 billion manufacturer and distributor of instant, photographic products. During his last six years at Polaroid, Mr. Lueders served as Chief Financial Officer, Treasurer and Vice-President and Controller. While at Polaroid he also held a variety of planning and analysis and business unit controller positions. Most recently, from 2005 until 2007, Mr. Lueders was Chief Financial Officer of Pro-Pharmaceuticals, Inc. an early stage public biotech company. From 2003 until 2004, Mr. Lueders was the Chief Financial Officer of R. F. Morse & Son, Inc., a privately-held supplier of agricultural products. Mr. Lueders is a CPA and received his MBA from Babson College and BA in Economics from the University of Massachusetts at Amherst.

Mr. Lueders is joining Micronetics as an independent contractor.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
99.1	Press release, dated August 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRONETICS, INC.
(Registrant)

By:	/s/ David Robbins
David Robbins
President and Chief Executive Officer

Date: August 21, 2008